EMPLOYMENT AGREEMENT


EFFECTIVE DATE: January 2, 1997

PARTIES AND ADDRESSES:

         CorVu Corporation
         7901 Flying Cloud Drive, #100
         Eden Prairie, MN  55344-7903                           (the "Company")

         Alan M. Missroon
         160 Plantation Trace
         Woodstock, GA   30188                                  ("Executive")

RECITALS:

         A. The Company is a Minnesota corporation engaged principally in the business of developing, manufacturing and selling business software programs.

         B. The Company and Executive desire to enter into an employment agreement for Executive's services on the terms stated herein. This Employment Agreement will be referred to as the "Agreement." This Agreement represents the complete agreement of the parties and supercedes any other understandings or agreements whether written or oral.


AGREEMENTS:

         In consideration of the mutual promises and undertakings set forth herein, the Company and Executive agree as follows:


                                    ARTICLE 1
                   Term of Employment, Duties and Supervision

         1.1) Employment; Term. The Company hereby employs Executive as its Vice President of Marketing pursuant to the terms of this Agreement, and Executive hereby accepts such employment as of the date hereof. Unless terminated pursuant to Articles 4 or 5, the term of employment shall continue until June 30, 1997 (the "Term"), and thereafter shall renew automatically for successive terms of one year each, upon the terms and conditions set forth in this Agreement, as such may be modified by mutual written agreement of the parties from time to time; provided, however, that either Executive or the Company may terminate the employment of Executive during the Term in accordance with, and subject to the right of Executive to receive payments and other benefits that may be due pursuant to, Article 5. Each 12-month period commencing July 1 through the following June 30 during the Term is referred to as an "Employment Year".

         1.2)     Duties; Title.

         (a) Executive agrees, during his employment, to devote his full time and best efforts to the business of the Company, including, without limitation, the performance of those duties and responsibilities reasonably and customarily associated with the position of the Company's Vice President of Marketing; provided, however, that Executive's duties and responsibilities consistent with Executive's position shall be subject to determination by the Company's Chief Executive Officer. While serving as Vice President of Marketing, Executive shall be granted such powers and authority as are reasonably and customarily associated with the position of Vice President of Marketing. The Executive's duties will consist of, but not be limited to the following:

                  i) Marketing Budget responsibility, including incurring expenses within established budgets and guidelines,

                  ii) Balancing and coordinating business shows, advertising, direct mail, seminars and PR news releases,

                  iii)     Directing and managing the public relations,

                  iv)      Briefing industry press and analysts,

                  v)       Analyzing impact and effect of marketing investment,

                  vi) Developing CorVu white paper and other marketing collateral,

                  vii) Developing competitive product portfolios and enabling internal awareness,

                  viii) Developing CorVu briefing papers for business shows and seminars.

         (b) Executive shall report to, and at all times shall be subject to the direction of, the Company's Chief Executive Officer and/or his designee.

         (c) Executive's title shall remain subject to the control of the Board of Directors.

         1.3) Additional Requirements. Executive, at all times during his employment with the Company, shall comply with the Company's reasonable standards, regulations and policies as determined or set forth by the Board of Directors from time to time and as applicable to all employees and/or executive employees of the Company.

         1.4) Outside Activities. The Company acknowledges and agrees that from time to time Executive may serve as a member of the Board of Directors of one or more businesses or nonprofit entities other than the Company; provided, however, that Executive provides the Company's Board of Directors with information about each proposed directorship, including time required by such directorship, whether such directorship may involve conflicts of interest with the Company or its interests, the types of risks which such directorship may involve, and any other factors Executive or the Board of Directors considers material respecting such directorship. The Company's Board of Directors shall promptly consider all submissions by Executive pursuant to this Paragraph 1.4. The Company's Board of Directors may request in good faith that Executive not accept a particular directorship, or more than a specific number of directorships, or that Executive resign from a particular directorship, and Executive agrees to honor such requests.

         1.5) Prior Agreements. Executive acknowledges and warrants that he is not subject to any prior agreements that would in any way, restrict the performance of his duties as Vice President of Marketing for the Company, including the recruitment and hiring of other employees. If Executive is subject to agreements which could restrict such activities, these agreements must be fully disclosed to the Company by providing a copy of such agreements which will then become a part of this agreement as Appendix 1.

                                    ARTICLE 2
                                  Compensation

         2.1) Compensation. Subject to Paragraph 4.2 and Articles 5, 7, 8 and 9 hereof, Executive shall be paid compensation for the performance of his duties hereunder as follows:

         (a) Salary. The Company shall pay Executive a base salary at the rate of $110,000 per year for the Employment Year commencing January 2, 1997. Prior to the close of each Employment Year the Company's Chief Executive Officer shall review Executive's performance for such Employment Year and shall establish Executive's base salary for the next succeeding Employment Year. Executive's salary shall be payable monthly. The Company shall be entitled to deduct or withhold all taxes and charges which the Company may be required to deduct or withhold therefrom.

         (b) Bonus Compensation. Executive may earn performance bonuses for each Employment Year, based on the following:

                  i) a bonus of $18,000 paid upon the achievement of Company profits of $750,000 for the fiscal year ended June 30, 1997,

                  ii) an additional bonus of $18,000 paid upon the achievement of Company profits of $1,200,000 for the fiscal year ended June 30, 1997,

                  iii) an additional bonus of $18,000 paid upon the achievement of Company profits of $1,500,000 for the fiscal year ended June 30, 1997.

                  Total bonuses of $54,000 which can be earned based on achieving the Company profit goals detailed above are payable on a quarterly basis, provided quarterly profit goals are attained, based on the following formula: for the first quarter ended September 30, 1996- 10% of bonus, for the second quarter ended December 31, 1996- 15% of bonus, for the third quarter ended March 31, 1997- 25% of bonus, for the fourth quarter ended June 30, 1997- remainder of bonus not yet paid.

                  An additional quarterly bonus of $9,000 can be attained based on the performance of duties indicated in Article 1.2 (a). This bonus is subjective in nature and, as a result, will be awarded at the discretion of the Chief Executive Officer.

         (c) Stock Options. Executive is awarded options to purchase up to 100,000 shares of the Company's common stock at a price of $2.85 per share. These options are exercisas follows: 30,000 shares after twelve months of employment, 40,000 after twenty four months of employment, 30,000 after thirty six months of employment.

         (d) No Past Salary or Other Obligations. Executive acknowledges that at the date hereof the Company was not indebted to Executive for any amount, whether arising out of Executive's prior service to the Company or otherwise.

         (e) Fiscal Year. For purposes of this Agreement the Company's fiscal year is assumed to be June 30.

         2.2) Termination of Compensation. Except as provided in Articles 4, 7, 8 and 9 of this Agreement, the Company's obligation to pay compensation to Executive under this Article 2 shall terminate at the close of business on the date on which Executive's employment is terminated; provided, however, that:

         (a) the Company shall remain liable to pay Executive any amounts due Executive for services rendered prior to such termination date pursuant to Paragraph 2.1(a); and

         (b) the Company shall calculate Executive's earned bonus compensation pro rata to and including the date of termination; and shall pay Executive any earned bonus within sixty (60) days following the close of the month in which the date of termination occurs, unless otherwise agreed. To the extent portions of such bonus compensation are based on the completion of specific tasks or objectives, and such tasks or objectives have been completed prior to Executive's termination, bonus portions allocable to same shall be paid in full.

                                    ARTICLE 3
                                    Expenses

         3.1) Expenses. During the term of this Agreement, Executive shall be entitled to prompt reimbursement by the Company for all reasonable, ordinary and necessary travel, entertainment and other business related expenses incurred by Executive (in accordance with the policies and procedures established by the Company from time to time) in the performance of his duties and responsibilities under this Agreement; provided, however, that Executive shall properly account for such expenses in accordance with federal, state and local tax requirements and the Company's policies and procedures.

                                    ARTICLE 4
                                    Benefits

         4.1) Vacations; Holidays. Executive shall be entitled to two weeks paid vacation during his first Employment Year, three weeks during his second Employment Year and four weeks for succeeding Employment Years, plus all holidays in accordance with the Company's policies in effect from time to time. Executive shall not be entitled to carry unused vacation forward from one Employment Year to the next. Executive shall not be entitled to compensation in any form in lieu of use of vacation and/or holiday time off.

         4.2) Compensation During Sickness or Disability.

         (a) Subject to the remaining provisions of this Paragraph 4.2, Executive shall be entitled to receive the monthly portion of Executive's annual base salary and bonus in accordance with
                  Article 2 hereof for up to ten business days for absences for physical or mental illness or injury during any Employment Year which do not give rise to a determination of Executive's disability pursuant to Paragraph 4.2(b) below.

         (b) As attendance on the job is agreed by Executive and Company to be an essential function of Executive's position, the parties further agree that in the event of a prolonged absence as defined below the parties agree to the disability payments to Executive as stated in this subparagraph. Subject to Paragraph 4.2(j), if, during any Employment Year, Executive is absent from Executive's employment for more than ten (10) business days, plus that number of unused vacation days which Executive may also determine to utilize for absences by reason of physical or mental illness or injury, at any one time or more than forty (40) business days in total, by reason of physical or mental illness or injury, as determined by an examining physician or mental health professional acceptable to the Company, or in the event any other accident or occurrence gives rise to the likelihood of Executive's absence for more than the period of time specified above for reason of physical or mental illness or injury, as determined by the Company or an examining physician or mental health professional acceptable to the Company, Executive shall be deemed disabled for the purposes hereof. In such event, Executive shall be entitled to receive his bonus earned to the date of disability. In addition, Executive shall be entitled to receive fifty percent (50%) of his base salary under Article 2, continued payment by the Company of Executive's share of health, life and disability insurance premiums (to the extent such benefits are offered by the Company to its executive employees and subject to the conditions or limitations of such insurance plans) during the first 90 calendar days from the date such disability is determined to have occurred, and, during such period, the Company may discontinue all other payments to or on behalf of Executive under this Agreement. After such 90 calendar day period, the Company shall terminate all payments to Executive. Notwithstanding anything herein to the contrary, such 90 calendar day period shall begin to run from the date such disability is determined to have occurred, only after Executive has utilized all days to which Executive is entitled and which Executive determines to use under Paragraphs 4.1 and 4.2(a).

         (c) If prior to any termination of Executive's employment under this Paragraph 4.2 Executive is able to resume performance of his duties under this Agreement, and if within ninety (90) days of the resumption of such duties Executive is again absent from his employment by reason of physical or mental illness or injury such subsequent disability period shall be deemed to be a continuation of the immediately preceding disability period, and the disability payments made by the Company to Executive shall be made only for the remainder, if any, of the ninety (90) calendar day income continuation period provided for above, and in no event shall disability payments hereunder be made for a period or periods aggregating more than ninety (90) calendar days in any 12-month period.

         (d) Any disability compensation payable under this Article 4 shall be reduced by:

                  (i) any amount which is paid to Executive under any private disability benefit plan or arrangement to which the Company contributes or has contributed;

                  (ii) any benefits paid or payable to Executive on account of the disability of Executive under any worker's compensation law, occupational disease law, or similar legislation of any state or of the federal government;

                  (iii) 50% of the amount of any related benefit which Executive would be entitled to receive under the Federal Social Security Act as in effect at the time the payment hereunder is made; and

                  (iv) any benefits paid or payable to Executive under any law of any state or of the federal government now in force or hereafter enacted as compensation, wages or benefits in lieu of wages on account of disability.

         (e) Subject to a determination by the Company that Executive is capable of returning to part or full-time employment, the determination of the Company being conclusive if made with the advice of a competent physician or mental health professional selected by it, Executive may return to part-time or full-time employment at any time prior to any termination of Executive's employment under this Paragraph 4.2. Following Executive's return to employment:

                  (i) if Executive returns to full-time employment, his compensation shall be determined as though Executive had not been disabled; or

                  (ii) if Executive returns to part-time employment, Executive shall be entitled to a reasonable amount of compensation for Executive's services rendered to the Company as determined by a reasonable standard to be set by the Company's Board of Directors.

         (f) If Executive's employment is terminated, except for the reasons stated in subparagraph (a), (b), (c)(iv) or (v), or
                  (d) of Paragraph 5.1 hereof, while the Company is making disability payments to Executive, Executive shall be entitled to receive the disability payments to which Executive would otherwise be entitled pursuant to the provisions of this Paragraph 4.2.

         (g) The Company shall comply with all applicable state and federal laws relating to the disability of an employee, including laws regarding reasonable accommodation requirements and laws governing the granting of medical leaves of absence.

         4.3) Life and Health Insurance; Other Benefits. During Executive's employment, the Company shall provide such benefits to Executive as the Company provides for its executive officers from time to time, provided that the Company may exclude Executive from participation in any 401(k) plan which the Company implements to the extent deemed advisable to ensure the continued qualification of such plan under applicable tax laws and in lieu thereof compensate Executive appropriately to make up for his exclusion. Nothing in this Paragraph 4.3 shall be construed to require the Company to provide or continue to provide Executive with any benefits, nor shall Company be prohibited from canceling benefits which it determines to provide or requiring co-payments respecting such benefits at any time.

                                    ARTICLE 5
                                   Termination

         5.1) Events of Termination. Executive's employment hereunder:

         (a)      May be terminated by mutual written agreement of the parties.

         (b)      Shall terminate immediately upon the death of Executive.

         (c) May be terminated by the Company upon written notice to Executive for "Cause", which shall mean the following:

                  (i) Material failure of Executive to (a) faithfully, diligently or competently perform the material duties, requirements and responsibilities of his employment as established pursuant to this Agreement, or (b) take reasonable direction consistent with the position for which he has been employed as described in Article 1 from the Chief Executive Officer or his designee; or

                  (ii) Failure of Executive to materially comply with the reasonable policies, regulations and directives of the Company as in effect from time to time; or

                  (iii) Any act or omission on the part of Executive which constitutes a material failure to comply with material provisions of this Agreement; or

                  (iv) Any act or omission on the part of Executive which is clearly and materially harmful to the reputation or business of the Company, including, but not limited to, conduct which is inconsistent with federal and state laws respecting harassment of, or discrimination against, one or more of the Company's employees; or

                  (v) Conviction of Executive of, or a guilty or nolo contendere plea by Executive with respect to, any crime punishable as a felony; or any bar against Executive from serving as a director, officer or employee of any firm the securities of which trade publicly.

         (d) Shall terminate in accordance with the provisions of Paragraph 4.2(b) hereof. Nothing in Paragraph 4.2(b) hereof or in this Paragraph 5.1(d) shall limit the right of either party to terminate Executive's employment under any other subparagraph of Paragraph 5.1; provided, however, that if Executive is receiving disability payments under Paragraph 4.2(b) the Company may not terminate this Agreement under Paragraphs 5.1(c)(i) or (g).

         (e) Shall terminate upon Executive's reaching the normal retirement date established by the Company for senior management employees of the Company, but in no event earlier than the compulsory retirement age permitted under federal or similar law for senior management employees.

         (f) May be terminated by the Company, for any or no reason, on 60 days' written notice to Executive; provided that if at the time of such termination "Cause" exists and the written notice specified in subparagraph (c) above is given, then such termination by the Company shall be considered to be pursuant to subparagraph (c) above.

         (g) May be terminated by Executive, for any or no reason, on 60 days' written notice to the Company.

         5.2) Compensation Upon Termination of Executive's Employment. In the event that Executive's employment with the Company terminates, the following provisions shall govern as applicable:

         (a) If termination occurs pursuant to Paragraph 5.1(a) (by mutual written agreement), base salary will be paid for a period of three months after the date of termination if such date occurs within the first year of employment, with an additional one month of base pay added for each year of employment to a maximum of six months. In exchange for such compensation, Executive agrees not to accept a position with another company considered to be in a similar field or business as that of the Company for a period of six months.

         (b) If termination occurs pursuant to Paragraph 5.1(b) (for death), all benefits shall terminate as of the termination date, and base salary and bonus shall terminate as provided in Paragraph 2.2.

         (c) If termination occurs pursuant to Paragraph 5.1(c) (for Cause) or (g) (resign for any or no reason), all benefits shall terminate as of the termination date, and base salary and any earned bonus shall be paid to the date of termination as provided in Paragraph 2.2. In addition, Executive agrees not to accept a position with another company considered to be in a similar field or business as that of the Company for a period of six months.

         (d) If termination occurs pursuant to Paragraph 5.1(d) (disability), the provisions of Paragraph 4.2 shall govern the termination of benefits, base salary and bonus. In addition, Executive agrees not to accept a position with another company considered to be in a similar field or business as that of the Company for a period of six months.

         (e) If termination occurs pursuant to Paragraph 5.1(e) (retirement), the provisions of Paragraph 5.2(b) shall govern the termination of benefits, base salary and bonus. In addition, Executive agrees not to accept a position with another company considered to be in a similar field or business as that of the Company for a period of six months.

         (f) If termination occurs pursuant to 5.1(f) (by the Company without Cause) then Executive's base salary will be paid for a period of three months after the date of termination if such date occurs within the first year of employment, with an additional one month of base pay added for each year of employment to a maximum of six months. In exchange for such compensation, Executive agrees not to accept a position with another company considered to be in a similar field or business as that of the Company for a period of six months.

All payments made to Executive under this Paragraph 5.2 shall be reduced by amounts (i) required to be withheld in accordance with federal, state and local laws and regulations in effect at the time of payment, or (ii) owed to the Company by Executive for any amounts advanced, loaned or misappropriated.

         5.3) Continuation of Performance of Services After Notice of Termination. In the event of termination of employment of Executive under the notice provisions of Section 5.1(c) or during any period following a notification of termination of Executive's employment by Company, Company may, in its sole discretion, determine the date on which Executive is to discontinue performing services for Company, which date may be any date after the notice is given and prior to the actual date of termination of Executive's employment. Nothing in this subparagraph shall be construed to prohibit Company from requiring that Executive continue to perform Executive's duties under this Agreement prior to the actual date of termination of Executive's employment, subject to the rights of Executive under Section 4.1 of this Agreement. After any notice of termination Company may also determine whether any continuing services on the part of Executive shall be performed on or off the Company's premises. In any event during any period after notice of termination of Executive's employment and prior to the actual termination of Executive's employment Executive shall be available to Company for consultation, and so shall consult with Company, as to matters in which Executive was involved during his employment with Company.

         5.4) Return of the Company Property. In the event of termination of Executive's employment all corporate documents, records, files, credit cards, computer disks and tapes, computer access card, codes and keys, file access codes and keys, building and office access cards, codes and keys, materials, equipment and other property of the Company which is in Executive's possession shall be returned to the Company at its principal business office on the date of termination of Executive's employment, or within five days thereafter if termination occurs without notice. Executive may copy, at Executive's expense, documents, records, materials and information of the Company only with the Company's express, written permission.

                                    ARTICLE 6
                           Inventions, Plans and Ideas

         6.1) Definition. "Inventions, plans and ideas" as used in this Article 6 mean any discoveries, ideas, plans and improvements (whether or not they are in writing or reduced to writing or embodied solely in practices of the Company) or works of authorship (whether or not they are or can be patented or copyrighted) that Executive makes, authors, or conceives (either alone or with others) and that:

         (a) concern the Company's business or the Company's research or development or planning that can be demonstrated to relate to the Company's then-current business or any planned business discussed with the Board of Directors which the Company is actively exploring; or

         (b) result from and relate to any work Executive performs for the Company which work also meets the criteria of subparagraph
                  (a); or

         (c)      use the Company's trade secret information.

         6.2) Property of the Company. Executive agrees that all "inventions, plans and ideas" he makes during the term of this Agreement will be the Company's sole and exclusive property. Executive will, with respect to any such "invention, plan or idea":

         (a) keep current, accurate and complete records which will belong to the Company and be kept and stored on the Company's premises while Executive is employed by the Company.

         (b) promptly and fully disclose the existence and describe the nature of the invention, plan or idea to the Company in writing (upon request).

         (c) assign, and Executive hereby does assign, to the Company all of his rights to any such "invention, plan or idea", and any applications which he may make for patents, copyrights, trademarks or service marks in any country.

         (d) acknowledge and deliver promptly to the Company any written instruments, and perform any other acts necessary in the Company's reasonable opinion, to preserve property rights in any invention, plan or idea against forfeiture, abandonment or loss, and to obtain and maintain letters patent and/or copyrights and/or marks on any invention, plan or idea and to vest the entire right and title to such "invention, plan or idea" in the Company.

NOTICE: Pursuant to Minnesota Statutes ss. 181.78, Executive is hereby notified that this Article 6 does not apply to any invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on Executive's own time, and (1) which does not relate (a) directly to the business of the Company or (b) to the Company's actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the Company.

         6.3) Executive Claims. Executive does not have, and will not assert, any claims to or rights under any "inventions, plans or ideas" as having been made, conceived, offered or acquired by Executive prior to his employment by the Company. Further, and without limiting the foregoing, Executive has contributed and assigned, and hereby does contribute and assign, to the Company all "inventions, plans and ideas" within the meaning of this Article 6.

                                    ARTICLE 7
                            Confidential Information

         7.1) Definition. "Confidential Information" as used in this Article 7 means information (a) that is not generally known to the public and (b) that is proprietary to the Company or that the Company is obligated to treat as proprietary. Confidential Information shall include, without limitation:

         (1) trade secret information about the Company and its products and services; and

         (2) Any information that the Company reasonably considers or treats as Confidential Information, or that Executive actually knows or reasonably should know that the Company considers or treats as Confidential Information (whether Executive or others originated it and regardless of how Executive obtained
                  it).

         7.2) Use Prohibited. Except as required in his duties to the Company, Executive will never knowingly, either during or after his employment by the Company, use or disclose Confidential Information to any person not authorized by the Company to receive it, excluding Confidential Information (a) which becomes publicly available through a source other than Executive, (b) which is made public by the Company, (c) which is received by Executive after termination of this Agreement from a third party who obtained the information on a non-confidential basis from the Company, (d) for which disclosure thereof the Company has consented to in writing, or (e) that Executive is compelled to disclose in any judicial or administrative proceeding. Promptly upon termination of Executive's employment with the Company, Executive will turn over to the Company all records, documents, materials and any compositions, articles, devices, apparatus and other items that disclose, describe or embody Confidential Information, including all copies and reproductions thereof, in Executive's possession, regardless of who prepared them.

         7.3) Violation by Executive. If it is determined by an arbitration proceeding or a final, non-appealable judgment of a court of law or equity that Executive has breached Article 7 with regard to material information the Company shall be relieved of further severance payments to Executive, and Executive shall repay to the Company all severance payments previously received.

                                    ARTICLE 8
                        Competitive Activities Prohibited

         8.1) Prohibition; Duration. Executive agrees that, during his employment with the Company, Executive will not alone, or in any capacity with another firm, individual or person:

         (a) directly or indirectly, whether as an employee, officer, director, shareholder, (provided, however, that passive investments in publicly traded securities not exceeding five percent of the issuer's capital stock shall be permitted), partner, agent, owner, representative, consultant or otherwise, engage in any activity, in any state or foreign country, that competes with the Company's products or services produced, sold or rendered in the ordinary course of the Company's business as of the date of Executive's termination, or products or services demonstrated to have been formally planned and approved before the date of Executive's termination for production or sale;

         (b) in any way interfere or attempt to interfere with the Company's relationships with any of its then-current customers, suppliers, vendors or investors; or

         (c) employ or attempt to employ any of the Company's employees, or the employees of any enterprise managed or owned by the Company on behalf of any other entity competing with the Company.

         All of the above activities are "Competitive Activities".

         8.2) Exception. Nothing in Paragraph 8.1 shall restrict the Executive's employment by, or association with, an entity, venture or enterprise which engages in a business with a product or service competitive with any product or service, or planned product or service per Paragraph 8.1(a), of the Company so long as Executive's employment or association with such entity, venture or enterprise is limited to work which does not directly involve products or services which compete with any product or service offered, or planned to be offered per Paragraph 8.1(a), by the Company at the date of Executive's termination.

         8.3) Violation by Executive. If it is determined by an arbitration proceeding or a final non-appealable judgment of a court of law or equity that Executive has breached Article 8 in a material manner the Company shall be relieved of further severance payments to Executive, and Executive shall repay to the Company all severance payments previously received.

         8.4) Notice to New Employer. Executive will, prior to accepting employment with any new employer, inform that employer of this Agreement and provide that employer with a copy of Article 8 of this Agreement.

                                    ARTICLE 9
                            Certain Company Remedies

         9.1) Certain Company Remedies. The parties acknowledge that the Company will suffer irreparable harm if the Executive breaches Paragraph 5.3 and/or Articles 6, 7 and/or 8 of this Agreement, either during or after its term. Accordingly, the Company shall be entitled to any right or remedy it may have, under this Agreement or otherwise, at law or equity, including but not limited to, an injunction, enjoining or restraining Executive from any violation of Paragraph 5.3 and/or Articles 6, 7 and/or 8 of this Agreement.

         9.2) Payment of Fees and Expenses. If either party initiates or becomes a party to a formal proceeding in law or equity, or under arbitration, involving this Agreement, and if either party obtains a substantial portion of the relief requested by that party (the "prevailing party"), then the non-prevailing party shall pay all of its and the prevailing party's reasonable costs and expenses, including reasonable attorneys' fees and expenses, incurred with respect to such proceeding. If neither party obtains a substantial portion of the relief requested each shall bear its/his own expenses. In the event Executive is terminated pursuant to Paragraph 5.1 (c) and determines to challenge the Company's determination of "Cause", the Company and Executive shall each bear its/his own expenses in connection with any proceeding initiated by Executive with respect to the determination as to "Cause".

                                   ARTICLE 10
                                 Indemnification

         10.1) As to acts or omissions of Executive which are within the scope of Executive's authority as an officer and/or director of the Company and/or any affiliate of the Company, the Company shall indemnify Executive, and his legal representatives and heirs to the maximum extent permitted by Minnesota law.

                                   ARTICLE 11
                                  Miscellaneous

         11.1) Successors and Assigns. This Agreement is binding on and inures to the benefit of the Company, and its successors and assigns. the Company agrees that the Company shall be deemed to have materially breached this Agreement if its successor or assign does not assume all of the Company's material obligations under this Agreement. The rights and obligations of Executive under this Agreement are personal and may not be assigned or transferred without the express written consent of the Company.

         11.2) Modification. This Agreement supersedes all prior agreements and understandings between the parties. This Agreement may be modified or amended only by a writing signed by the Company and Executive.

         11.3) Waivers. No failure or delay by either the Company or Executive in exercising any right or remedy under this Agreement shall be deemed a waiver of any provision of this Agreement. Nor shall any single or partial exercise by either the Company or Executive of any right or remedy under this Agreement preclude either from otherwise or further exercising rights or remedies granted under this Agreement.

         11.4) Notices. Any and all notices referred to herein shall be deemed properly given only if in writing and delivered personally or sent postage prepaid, by certified mail, return receipt requested, as follows:

         (a) To the Company, to the attention of the Company's Chief Executive Officer, at its office set forth on page 1 of this Agreement or at such other address as the Company may specify in writing to Executive, with a copy to each member of the Company's Board of Directors, and to Fredrikson & Byron, P.A., 1100 International Centre, 900 Second Avenue South, Minneapolis, Minnesota 55402, Attention: John H. Stout.

         (b) To Executive at his home address as it then appears on the records of the Company, it being the duty of the Executive to keep the Company informed of his current home address at all times.

The date on which notice to the Company or Executive shall be deemed to have been given if mailed as provided above shall be the date on the certified mail return receipt. Personal delivery to Executive shall be deemed to have occurred on the date notice was delivered to Executive personally or deposited in a mail box or slot or left with security or administrative personnel, at Executive's residence by a representative of the Company or any messenger or delivery service.

         11.5) Action by Board of Directors. Any action required by the Company's Board of Directors under this Agreement may be taken by majority vote of a duly authorized committee having authority over the matter in question or by a majority of the remaining members of the Board of Directors, not counting Executive, then serving.

         11.6) Judicial Review; Severability. In the event that a court of competent jurisdiction determines that any of the provisions of this Agreement are unreasonable, it may limit such provision to the extent it deems reasonable, without declaring the provision or this Agreement invalid in its entirety. This provision shall not be construed as an admission by the Company, but is only included to provide the Company with the maximum possible protection for its business, Confidential Information, inventions, trade secrets and data, consistent with the right of the Executive to earn a livelihood subsequent to the termination of his employment.

         To the extent any portion of any provision of this Agreement shall be deemed invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and the remainder of this Agreement shall be unaffected and shall continue in full force and effect.

         The Company and Executive desire that this Agreement shall be given the construction which renders its provisions valid and enforceable to the maximum extent, not exceeding its express terms, permissible under applicable law.

         11.7) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Minnesota.

         IN WITNESS WHEREOF, the Company and Executive have executed this Agreement on January 2, 1997 to be effective as of the effective date set forth above.

                               CORVU CORPORATION ("the Company")

                               By: /s/ Justin MacIntosh
                                   Justin MacIntosh, Chief Executive Officer

                                /s/ Alan M. Missroon
                               Alan M. Missroon ("Executive")